Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the registration of Class A common stock pursuant to the 2021 Equity Incentive Plan and the 2021 Employee Stock Purchase Plan of Sera Prognostics, Inc. of our report dated March 19, 2025, with respect to the financial statements of Sera Prognostics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Salt Lake City, Utah

March 19, 2025